Exhibit 10.47

Generac Power Systems, Inc.
S45 W29290 Hwy. 59
Waukesha, Wisconsin 53187

December 29, 2009

Clement Feng

RE:          Position change

This letter is to confirm a change in your position to Senior Vice President - Marketing. In this new position you will continue to report to me and will remain a Named Executive Officer of Generac.

Your salary will change to $8,846.15 per bi-weekly pay period and you will continue to be eligible to participate in the Executive Incentive Compensation Plan, with a target bonus of 30% and an opportunity to earn up to 90% of your base salary annually. You will no longer be eligible for the Quarterly Bonus Program and will not be eligible for a 2009 compensation review. Your new position and salary will be effective Monday, January 4, 2010.

You will also be eligible for a one-time bonus payment of $10,000.00. The bonus will be paid within 30 days of receipt of your acknowledgement.

The Promissory Note issued December 27, 2007 shall be repaid to Generac in accordance with the terms of the letter agreement between you and Generac dated December 28, 2009 (the Note Satisfaction Letter”).

You shall continue to be eligible to participate in the employee benefit programs offered by the Company as in effect from time to time.

This letter and the Note Satisfaction Letter shall constitute the entire agreement between the parties with regard to the subject matter hereof, superseding all prior understandings and agreements, whether written or oral.

Sincerely,

GENERAC POWER SYSTEMS, INC.

By:	/s/ Aaron Jagdfeld
Aaron Jagdfeld

ACKNOWLEDGED and AGREED
as of the date first written above by:

/s/ Clement Feng
CLEMENT FENG

cc:           Anita Marcheske

SIGNATURE PAGE TO
C FENG LETTER AGREEMENT